SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                   Form 8-K/A


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934




                                January 14, 1999
               (Date of Report - Date of earliest event reported)





                             KERR-MCGEE CORPORATION
             (Exact name of registrant as specified in its charter)


     Delaware                       1-3939                        73-0311467
    (State of               (Commission File Number)            (IRS Employer
  Incorporation)                                             Identification No.)



             Kerr-McGee Center
          Oklahoma City, Oklahoma                                   73125
  (Address of principal executive offices)                       (Zip Code)



                                 (405) 270-1313
                         (Registrant's telephone number)



The Current Report on Form 8-K of Kerr-McGee Corporation filed with the Securities and Exchange Commission on January 19, 1999, is hereby amended and restated by this Form 8-K/A as follows:



Item 5.  Other Events


     Kerr-McGee Corporation announced it is budgeting $545 million for capital spending in 1999, following the completion of the proposed merger between Kerr-McGee and Oryx Energy Company.

     Kerr-McGee also announced it would take a non-cash, after-tax charge of $250 million in the fourth quarter of 1998. The charge was taken in accordance with generally accepted accounting principles. The company deemed that certain oil and gas fields located the in North Sea, China and the United States and two chemical plants were impaired because the assets were no longer expected to recover their net book values through future cash flows. Expectations of future cash flows decreased from those previously forecast primarily as a result of continued weakness in crude oil, natural gas and certain chemical product prices.

     The oil and gas asset impairment tests were based on estimates of future cash flows using crude oil prices of $13 per barrel for 1999 increasing $1 per barrel annually thereafter up to $20 per barrel and natural gas prices of $2.25 per MMBtu for 1999 increasing by $.10 per MMBtu annually thereafter up to $2.45 per MMBtu. The prices used in the impairment tests are consistent with industry forecasts by investment bankers and industry consultants. In addition, downward reserve revisions were deemed necessary for certain oil and gas fields. Proven reserves at December 31, 1998 were used and probable reserves were taken into consideration when justified by actual drilling and planned additional drilling.

     The chemical asset impairment tests were based on current product prices for a variety of different products including vanadium compounds and fertilizers manufactured at the Soda Springs, Idaho plant and synthetic rutile manufactured at the Mobile, Alabama plant. Prices were increased based on current market perceptions.

     The before-tax impairment losses, which totaled $313 million for oil and gas assets and $57 million for chemical assets, were determined based on the difference between the net book value of the assets and the present value of future cash flows discounted at 10%, which approximates Kerr-McGee's cost of capital, or, if appropriate, market value. The impairment of property, plant and equipment represents approximately 16% of such oil and gas assets and 9% of such chemical assets. The impairment will be recorded in the operations section of the company's income statement.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (c)     Exhibits

         99.1 News Release dated January 14, 1999, announcing Kerr-McGee's capital budget for 1999, a fourth quarter 1998 asset impairment write-down and the rescission of its stock repurchase program.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               KERR-MCGEE CORPORATION


                                         By:  (Deborah A. Kitchens)
                                               Deborah A. Kitchens
                                               Vice President and Controller

Dated: January 26, 1999